U.S. ENERGY CORP. ENTERS INTO
PARTICIPATION AGREEMENTS WITH
ZAVANNA LLC AND OTHER SELLERS IN THE WILLISTON BASIN OF NORTH DAKOTA

ACQUIRES ADDITIONAL 6,200 NET MINERAL ACRES IN THE WILLISTON BASIN

RIVERTON, Wyoming – December 14, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced that it has entered into two Participation Agreements with a private Denver, Colorado based company, Zavanna LLC and other affiliated sellers (“Zavanna”), to acquire approximately 6,200 net mineral acres located in McKenzie County, North Dakota for $10.95 million.  Approximately one-third of the net mineral acres are held by production.

The purchase represents the acquisition of 35% of Zavanna’s collective interest in two separate contiguous lease parcels known as the Yellowstone and SE HR Prospects.  The purchase includes 100% of the rights to the Bakken and Three Forks formations throughout both parcels and includes shallow mineral rights on approximately two-thirds of the acreage.  In addition, USE funded $1.4 million into an escrow account, which represents 35% of the estimated cost to drill the first well under the Yellowstone agreement.  Assuming three wells per formation per spacing unit, under the agreements, USE can participate in 31 gross 1,280 acre drilling units (at varying working interests up to 35%) with the potential of 93 gross Bakken wells and 93 gross Three Forks wells.

Under the terms of the agreements, Zavanna has the right to a 30% back-in of USE’s working interest in the prospects after:

•	USE has recovered 130% of its capital outlay (payout) for all property development costs incurred during the first 36 months (including the initial $10.95 million payment), and
•	36 months for all undeveloped acreage.

Press Release
December 14 2010

The effective date of both agreements is December 1, 2010 and Zavanna will operate the drilling programs in both prospects.

Zavanna tentatively plans to spud the first well in the 2011 drilling program, the Cheryl 14-23 #1H (Yellowstone Prospect), in the first quarter of 2011.  The Yellowstone Prospect is primarily located between two of USE’s existing producing wells drilled with Brigham Exploration, (the Papineau Trust 17-20 #1H and the Sedlacek Trust 33-4 #1H, which had initial production rates of 3,042 BOE/D and 2,695 BOE/D, respectively).  The second well is also anticipated to spud in the SE HR Prospect in the first quarter of 2011.  Looking forward, it is currently anticipated that USE and the Zavanna partners will drill 6-8 gross wells in 2011.  Additionally, to allow for this drilling pace, the parties plan to secure a fulltime contract rig during the second quarter of 2011.

“We are pleased to announce the addition of two new acreage positions and an additional drilling program in the heart of the Williston Basin with another proven operator.  To date, we have completed 13 successful wells in Williams and McKenzie counties with Brigham Exploration, and look forward to adding meaningfully to that well total with our 2011 Zavanna drilling program,” stated Keith Larsen, CEO of U.S. Energy Corp.  “We have significantly increased our total acreage position and drilling inventory in the basin with this transaction.  With new acreage, the Company's current Williston Basin lease holdings now total ~72,800 gross and ~22,400 net acres,” he added.

Madison Williams and Company, LLC, acted as financial advisor to USE for the Zavanna transaction.

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Press Release
December 14 2010

Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with Zavanna, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

It should also be noted that all of the working interests mentioned in this press release are subject to change based on non-consents by other working interest partners in each unit.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com